Exhibit No. 99.1
Exhibit Index
Press Release of World Air Holdings, Inc. issued on May 19, 2006.
FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Steve Forsyth	Janice Kuntz
(770) 632-8322	(404) 352-2841
WORLD AIR HOLDINGS ANNOUNCES DELISTING
OF ITS COMMON STOCK BY NASDAQ
Company Will Appeal Nasdaq Decision
Common Stock to Trade on Pink Sheets Beginning May 22, 2006
     PEACHTREE CITY, Ga. (May 19, 2006) — World Air Holdings, Inc. (NASDAQ:WLDA), parent company of World Airways and North American Airlines, announced that it was notified late yesterday afternoon by Nasdaq that the common stock of the company will be delisted from the Nasdaq National Market effective as of the open of business on Monday, May 22, 2006. This action was the result of a Nasdaq hearing panel determining that the company has not met the requirement that it be current in its required reporting obligations under Nasdaq Market Place Rule 4310(c)(14), principally because of the company’s failure to make timely filings of its annual report on Form 10-K for the year ended Dec. 31, 2005 and its quarterly report on Form 10-Q for the first quarter of 2006. The hearing panel determined not to grant the company’s request for further extensions to file such reports.
     The company plans to appeal the decision of the hearing panel immediately to the Nasdaq Listing and Hearing Review Council. Pending such appeal, the company’s common stock will trade, beginning May 22, 2006, on the Pink Sheets under the ticker symbol OTC:WLDA.PK. However, there is no assurance that the company will prevail in its appeal of the delisting decision.
     The company has taken significant steps to strengthen its financial and accounting staff and capabilities, including the hiring of a new chief financial officer who joined the company in April. The company continues to work diligently to become current in its periodic reporting obligations with the Securities and Exchange Commission and expects to file its annual report on Form 10-K for 2005 shortly, followed thereafter by a filing of its Form 10-Q for the first quarter of 2006.
     World Air Holdings has three wholly owned subsidiaries, World Airways, Inc., North American Airlines, Inc., and World Risk Solutions, Ltd. World Airways is a charter passenger and cargo airline founded in 1948, North American is a charter passenger airline founded in 1989, and World Risk Solutions is an insurance subsidiary established in 2004. For additional information, visit www.worldairholdings.com.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.
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